Exhibit 10.10

Intangible Assets Purchase Agreement

Between

Beijing Winning at the Frontlines Cultural Exchange Co., Ltd.

And

Global Mentor Board (Beijing) Information Technology Co., Ltd.

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Transferor: Beijing Winning at the Frontlines Cultural Exchange Co., Ltd. (hereinafter referred to as “Party A”)

Transferee: Global Mentor Board (Beijing) Information Technology Co., Ltd. (hereinafter referred to as “Party B”)

Party A and Party B reach the following agreement on Party A’s transfer of intangible assets through friendly consultation:

I. Party A shall transfer the assets of 3104 episodes of “Big Lecture Hall of Winner business management TV program” to Party B.

II. All the proposed transfer of “Big Lecture Hall of Winner business management TV program” from Party A to Party B shall be included in the assets appraisal report of this agreement’s annex. Party A and Party B shall confirm that on the closing day, Party A shall transfer all the “Big Lecture Hall of Winner business management TV program” to Party B.

III. The negotiated closing day for the transfer as agreed by both parties shall be November 19, 2019.

IV. Starting from the closing day of this agreement, Party B shall be the legal owner of the transferred assets and have all the rights related to such assets.

V. After the mutual consultation of both parties and based on the result of the assets appraisal, Party A and Party B agree that RMB 36 million shall be the transferred price for the “Big Lecture Hall of Winner business management TV program”.

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After the mutual consultation of both parties, Party A agree to pay as follows:

1.	Party B shall pay the down payment of RMB 1 million to Party A on November 9, 2019.

2.	Party B shall pay the second payment of RMB 6 million to Party A on November 22, 2019.

3.	Party B shall pay the third payment of RMB 3 million to Party A on November 28, 2019.

4.	Party B shall pay the fourth payment of RMB 6 million to Party A on December 3, 2019.

5.	Party B shall pay the fifth payment of RMB 6 million to Party A on January 14, 2020.

6.	Party B shall pay the sixth payment of RMB 8 million to Party A on January 20, 2020.

7.	Party B shall pay the seventh payment of RMB 6 million to Party A on February 2, 2020.

VI. Party A shall represent and warrant to Party B as follows:

1.	Party A is a valid existing limited liability company established under the Chinese law and have all the necessary rights and ability to conclude and perform all the obligations and responsibilities in this agreement. Once signed, this agreement is legally binding to Party A.

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2.	Party A shall warrant that it is owning and continues to own all the transferred assets prior to the closing day of this agreement. Aside from the explicit written exposure to Party B, Party A does not engage in value operation, transfer, mortgage, guarantee or any other third party rights and interests or other restricted behavior on the said rights and interests of the assets.

VII. Resolution of disputes

1.	All the disputes arising from or related to this agreement, both parties should resolve such disputes through friendly consultation.

2.	According to relevant Chinese law, if any item of this agreement were ruled invalid by the court, the validity and implementation of other items in this agreement shall not be affected.

VIII. All the annexes of this agreement constitute an inseparable part of this agreement.

IX. This agreement shall be signed in duplicate in Chinese. Party A and Party B shall keep one copy respectively. Each copy shall have equal effect.

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Party A (seal):	Party B (seal):

Legal Representative: (signature) /s/ Legal Representative	Legal Representative: (signature) /s/ Legal Representative
Dated: November 2, 2019

Annex:

1. Assets appraisal report

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